Ex. 97
PLANET FITNESS, INC.
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

1.Introduction

In accordance with the listing standards of the New York Stock Exchange (the “Stock Exchange”) and Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, the Board of Directors (the “Board”) of Planet Fitness, Inc. (the “Company”) has adopted a policy (the “Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Covered Executives (as defined below) in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws.

2.Administration

Administration and enforcement of this Policy is delegated to the Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy in its sole discretion. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, the applicable rules or standards adopted by the Securities and Exchange Commission and the listing standards of the Stock Exchange (or any national securities exchange on which the Company’s securities are listed). Determinations of the Committee under this Policy need not be uniform with respect to any or all Covered Executives and will be final and binding.

3.Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply only to Covered Compensation (as defined below) that is received by Covered Executives on or after the Effective Date.

4.Covered Executives

This Policy covers each current or former officer of the Company subject to Section 16 of the Exchange Act (each, a “Covered Executive”).

5.Covered Compensation

This Policy applies to any cash-based and equity-based incentive compensation, bonuses, and awards that are received by a Covered Executive and that were based, wholly or in part, upon the attainment of any Financial Reporting Measure (as such term is defined below) (such compensation, “Covered Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Covered Compensation: base salary, a bonus that is paid solely at the discretion of the Committee or Board and not paid from a bonus pool determined by satisfying a Financial Reporting Measure performance goal, and cash or equity-based awards that are earned solely upon satisfaction of one or more subjective or strategic standards. This Policy shall apply to any Covered Compensation received by a person only if: (i) it is received after the person begins service as a Covered Executive; (ii) the person served as a Covered Executive at any time during the performance period for such Covered Compensation; and (iii) it is received while the Company has a class of securities listed on a national securities exchange or a national securities association. For purposes of this Policy, “Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure (whether or not such measure is presented within the Company’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission), (ii) stock price and (iii) total shareholder return.

6.Financial Restatements; Recoupment

In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Committee shall review the Covered Compensation received by a Covered Executive during the three-year period preceding the Required Financial Restatement Date (as defined below) as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. Regardless of whether the Company files the restated financial statements, the Committee shall, to the full extent permitted by governing law, promptly seek recoupment of any Covered Compensation, whether in the form of cash or equity, received by a Covered Executive (computed without regard to any taxes paid), if and to the extent:

a.the amount of the Covered Compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a Restatement; and

b.the amount of the Covered Compensation that would have been received by the Covered Executive had the financial results been properly reported would have been lower than the amount actually awarded (any such amount, “Erroneously-Awarded Compensation”).

For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount of such Covered Compensation that is deemed to be Erroneously-Awarded Compensation will be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was received, and the

Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

For purposes of this Policy, the “Required Financial Restatement Date” is the earlier to occur of:

a.the date the Board, a committee of the Board, or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

b.the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

For the avoidance of doubt, a Covered Executive will be deemed to have received Covered Compensation in the Company’s fiscal period during which the Financial Reporting Measure specified in the award is attained, regardless of when the payment or grant of the Covered Compensation occurs.

7.Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously-Awarded Compensation, which may include, without limitation:

a.requiring reimbursement of cash incentive compensation previously paid;

b.cancelling or rescinding some or all outstanding vested or unvested equity (and/or equity-based) awards;

c.adjusting or withholding from unpaid compensation or other set-off to the extent permitted by applicable law; and/or

d.reducing or eliminating future salary increases, cash-based or equity-based incentive compensation, bonuses, awards or severance.

8.Impracticability Exceptions

The Committee shall not be required to seek recoupment of any Erroneously-Awarded Compensation to the extent it determines that:

a.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously-Awarded Compensation to be recovered;

b.recovery would violate home country law where that law was adopted prior to November 28, 2022 (and the Company has obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); and/or

c.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9.No Indemnification

For the avoidance of doubt, the Company shall not indemnify any Covered Executive against the loss of any Erroneously-Awarded Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy and shall not pay or reimburse any Covered Executive for the purchase of a third-party insurance policy to fund potential recovery obligations.

10.Severability

If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

11.Amendments

The Committee may amend, modify or terminate this Policy in whole or in part at any time and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

12.No Impairment of Other Remedies

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have, the Company’s ability to enforce, without duplication, the recoupment provisions set forth in any separate Company policy or in any Company plan, program or agreement (each, a “Separate Recoupment Policy” and collectively, the “Separate Recoupment Policies”), or any actions that may be imposed by law enforcement agencies, regulators or other authorities. Notwithstanding the foregoing, in the event that there is a conflict between the application of this Policy to a Covered Executive in the event of a Restatement and any additional recoupment provisions set forth in a Separate Recoupment Policy to which a Covered Executive is subject, the provisions of this Policy shall control. The Company may also adopt additional Separate Recoupment Policies in the future or amend existing policies as required by law or regulation.

PLANET FITNESS, INC.
ACKNOWLEDGEMENT OF
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

Reference is made to the Planet Fitness, Inc. Policy for Recoupment of Incentive Compensation, effective as of October 2, 2023 (the “Clawback Policy”). By signing in the space indicated below, you acknowledge and agree that you have received and understand the Clawback Policy and that effective as of [DATE] the Clawback Policy applies and will continue to apply to you during and after your employment in accordance with its terms.

EXECUTIVE:
______________________________
Name: [NAME]

DATE: [DATE], 2023